As filed with the Securities and Exchange Commission on February 3, 1999.
                                                      Registration No. 333-_____
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933
                                  Biogen, Inc.
             (Exact name of registrant as specified in its charter)
        Massachusetts                                       04-3002117
(State or other jurisdiction                           (I.R.S. Employer
of incorporatin or organization)                       Identification Number)
                               14 Cambridge Center
                         Cambridge, Massachusetts 02142
                                 (617) 679-2000
       (Address,  including zip code, and telephone number, including area code, of registrant's principal executive offices)
                             Michael J. Astrue, Esq.
                        Vice President - General Counsel
                                  Biogen, Inc.
                               14 Cambridge Center
                         Cambridge, Massachusetts 02142
                                 (617) 679-2000
                     (Name, address, including zip code, and
                     telephone number, including area code,
                              of agent for service)
                                 With a copy to:
                             Peter S. Lawrence, Esq.
               Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.
                              One Financial Center
                           Boston, Massachusetts 02111
                                 (617) 542-6000
                  Approximate date of commencement of proposed
               sale to the public: As soon as practical after this
                    Registration Statement becomes effective.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 other than securities offered only in connection with dividend or interest
reinvestment, check the following box.                                      _X_
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.
   If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.
   If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.

                         CALCULATION OF REGISTRATION FEE
--------------------------------------------------------------------------------
Title of Each        Amount to be   Proposed Maximum  Proposed      Amount of
Class of Securities  Registered(1)  Offering Price    Maximum       Registration
to be Registered                    per Share         Aggregate     Fee(3)
                                                      Offering Price
--------------------------------------------------------------------------------
Common Stock,        417,500        $97(2)            $40,497,500(2)    (3)
$.01 par value
--------------------------------------------------------------------------------

(1) Consists of 417,500 shares of common stock to be issued upon exercise of options and an indeterminate number of additional shares of common stock as may from time to time become issuable upon exercise of the options by reason of stock splits, stock dividends and other similar transactions, which shares are registered hereunder pursuant to Rule 416.
(2) Calculated using the average of the high and low sales prices of the Common Stock of Biogen, Inc. on NASDAQ as of January 29, 1999.
(3) A Registration Fee was previously paid with Registration Statement No. 33-37312 on Form S-8 and Registration Statement No. 33-69174 on Form S-8. No additional shares are being registered hereby. Pursuant to Rule 429(b) of the Securities Act of 1933, the registration fee relating to these shares is being transferred to this registration statement and the Form S-8 will be amended to deregister these shares.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                              RED HERRING LANGUAGE

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                                   PROSPECTUS

                 Subject to Completion, dated February 2, 1999


                                  BIOGEN, INC.

                         417,500 Shares of Common Stock

     - The shares offered hereby may be purchased pursuant to the exercise of options by a current option holder which were transferred to her by one of our officers. The options were issued to the officer pursuant to the Biogen, Inc. 1985 Non-Qualified Stock Option Plan.

     - The amount of the proceeds we receive upon exercise of the options will depend upon the exercise price of the options and the extent to which they are exercised. Currently, 117,500 of the options have an exercise price of $22.063 per share, and 300,000 of the options have an exercise price of $26.969 per share.


          Our  common stock trades on the Nasdaq National Stock Market under the symbol "BGEN."

          On February 1, 1999, the closing sale price of one share of our common stock as quoted on the Nasdaq National Stock Market was $96.3125.

          Our  address  is  Biogen,   Inc.,  14  Cambridge  Center,   Cambridge,
          Massachusetts 02142, and our telephone number is (617) 679-2000.

                 This Investment Involves A High Degree of Risk.
       You Should Purchase Shares Only If You Can Afford A Complete Loss.
                     See "Risk Factors" Beginning on Page 3.


       Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                                February __, 1999

                                    BUSINESS

         Biogen is a biopharmaceutical company principally engaged in the business of developing, manufacturing and marketing drugs for human health care. We currently derive revenues from sales of AVONEX(R)(Interferon Beta-1a) for the treatment of relapsing forms of multiple sclerosis and from sales by our licensees of a number of products, including alpha interferon and hepatitis B vaccines and diagnostic products. We began marketing AVONEX(R) in the United States in 1996 and in the fifteen member countries of the European Union in 1997. Our revenues from sales of AVONEX(R) in 1998 were approximately $395 million. During 1998, we also received approximately $163 million in royalty revenue and license fees from our licensees.

         We continue to devote significant resources to our ongoing research and development efforts. We focus our efforts on areas where we have particular scientific strengths, such as:

         -        multiple sclerosis,
         -        inflammatory diseases,
         -        cardiovascular diseases,
         -        developmental biology, and
         -        gene therapy.

         In 1998, we continued clinical trials of several of our product candidates, including initiation of:

     - a Phase 2b clinical trial of LFA3TIP in patients with moderate to severe psoriasis,

     - a Phase 2b study of CVT-124, a diuretic being developed as a potential treatment for edema associated with congestive heart failure, and

     - a Phase 2 study of humanized 5c8 anti-CD40 ligand monoclonal antibody in patients with immune thrombocytopenic purpura.

We have planned additional clinical trials of LFA3TIP, humanized 5c8 and CVT-124. We also have ongoing clinical trials related to AVONEX(R). In addition, we are pursuing early-stage research programs directed toward finding oral small molecule drug candidates to inhibit certain inflammation pathways as a potential treatment for multiple sclerosis, developing novel inhibitors of certain immune response pathways as potential therapies for several autoimmune diseases such as inflammatory bowel disease and arthritis, exploring ways to treat central nervous system disorders and developing products for human gene therapy. We are also exploring the use of functional genomics technology to find novel therapeutics.

                                  RISK FACTORS

Investing in our common stock is very risky. You should be able to bear a complete loss of your investment. This prospectus, including the documents incorporated by reference, contains forward-looking statements that involve risks or uncertainties. Actual events or results may differ materially from those discussed in this prospectus and in the documents incorporated by reference. Factors that could cause or contribute to such differences include, but are not limited to, the factors discussed below as well as those discussed elsewhere in this prospectus and in the documents incorporated by reference.

Dependence on AVONEX(R) Sales and Royalty Revenue

Our ability to sustain increases in revenues and profitability will primarily depend on our revenues and profitability from AVONEX(R) sales. Our ability to sustain profitability from sales of AVONEX(R) will depend on a number of factors, including:

          -    continued market acceptance of AVONEX(R) worldwide;

          - our ability to maintain a high level of patient satisfaction with AVONEX(R);

          - the nature of regulatory and pricing decisions related to AVONEX(R) worldwide and the extent to which AVONEX(R) receives and maintains reimbursement coverage;

          -    market acceptance of AVONEX(R) outside the United States;

          - successful resolution of the lawsuit with Berlex Laboratories, Inc. related to the U.S. "McCormick" patents, which if decided in Berlex's favor could have a material adverse effect on our financial position and results of operations;

          - success in revoking the European patents granted to Dr. Rentschler Biotechnologie GmbH since if the patents were to be upheld and if Rentschler were to obtain, through legal proceedings, a determination that our sale of AVONEX(R) in Europe infringes a valid Rentschler patent, such result could have a material adverse effect on our results of operation and financial condition;

          -    our ability to sustain  market share of AVONEX(R) in light of the
               introduction  of  competitive   products  for  the  treatment  of
               multiple sclerosis;

          - the success of ongoing development work related to AVONEX(R) in expanded multiple sclerosis indications; and

          - the continued accessibility of third parties to vial, label, and distribute AVONEX(R) on acceptable terms.

We also receive royalty revenues which contribute significantly to our overall profitability. Our ability to maintain the level of such royalty revenues will depend on a number of factors, including: sustaining the scope and validity of existing patents; the efforts of licensees in the clinical testing and marketing of products from which we derive revenue; and the timing and extent of royalties from additional licensing opportunities. In addition, licensee sales levels may fluctuate from quarter to quarter due to the timing and extent of major events such as new indication approvals or government sponsored vaccination programs.

We cannot assure you that we will achieve a positive outcome with respect to any of the factors discussed in this Section or that the timing and extent of our success with respect to any combination of these factors will be sufficient to result in sustained increases in our revenues or profitability.

Competition

We face increasing competition from other products for the treatment of relapsing forms of multiple sclerosis. AVONEX(R)competes with interferon beta-1b which is sold in the United States under the brand name Betaseron(R) by Berlex Laboratories, Inc., a United States affiliate of Schering AG, Germany, and is sold in Europe under the brandname Betaferon(R) by Schering AG. AVONEX(R) also faces competition from Copaxone(R) glatiramer acetate (also known as copolymer-l). In the United States, Copaxone(R) is marketed by a partnership between Teva Pharmaceuticals and Hoechst Marion Roussel, Inc. In addition, Ares Serono S.A. is selling another interferon beta-la product in Europe and Canada under the brand name Rebif(R). Serono is also seeking approval to market Rebif(R) in the United States but to be approved for relapsing forms of multiple sclerosis would have to overcome the orphan drug status afforded AVONEX(R) and Betaseron(R) by the FDA. We cannot assure you that we will be able to sustain our share of the market for the treatment of multiple sclerosis in light of the competition from other products.

New Products

AVONEX(R) is currently the only product we sell. Our long-term viability and growth will depend on the successful development and commercialization of other products from research activities and collaborations. We continue to expand our development efforts related to other potential products in our pipeline. The expansion of the pipeline may include increases in spending on internal projects, the acquisition of third party technologies or products or other types of investments. Product development involves a high degree of risk. Many important factors affect our ability to successfully develop and commercialize drugs, including the ability to obtain and maintain necessary patents and licenses, to demonstrate safety and efficacy of drug candidates at each stage of the clinical trial process, to meet applicable regulatory standards and to receive required regulatory approvals, to be capable of producing drug candidates in commercial quantities at reasonable costs, to obtain reimbursement coverage for the products, to compete successfully against other products and to market products successfully. We cannot assure you that we will be successful in our efforts to develop and commercialize new products.

Patents and Other Proprietary Rights

We have numerous issued patents and patent applications pending on a number of our processes and products. We have also obtained rights to certain patents under licenses with third parties which provide for the payment of royalties. We cannot assure you that our existing patents or others, if obtained, will be of substantial protection or commercial benefit to us. In addition, we do not know to what extent Biogen's pending patent applications or patent applications licensed from third parties will be granted or whether any of our patents will prevail if they are challenged in litigation. Also, we cannot assure you that third parties will not be granted patents claiming subject matter necessary to our business.

We have granted an exclusive worldwide license to Schering-Plough Corporation under our alpha interferon patents, and receive royalties from Schering-Plough on sales of its Intron(R) A brand of alpha interferon. While our U.S. alpha interferon patent expires in 2002, under a settlement agreement entered into in 1998, Schering-Plough will pay us certain sums on U.S. sales of Intron(R) A until the expiration of a patent on a recombinant form of the alpha interferon protein expected to be issued to F. Hoffman LaRoche, Inc. and Genentech, Inc. The Genentech/Roche patent is expected to have a term of 17 years from the date of issue. Schering-Plough's royalty obligation to us on sales of Intron (R) A in Europe will terminate upon the expiration of our European alpha interferon patent in 2001, except that such obligation will not terminate in France until 2003 and in Italy until 2007.

We have licensed our recombinant hepatitis B antigen patent rights to manufacturers and marketers of hepatitis B vaccines and diagnostic test kits, and receive royalties on sales of the vaccines and test kits by our licensees. The obligation of SmithKline Beecham Biologicals s.a. and Merck & Co., Inc. to pay royalties on sales of hepatitis B vaccines and the obligation of our other licensees under our hepatitis B patents to pay royalties on sales of diagnostic products will terminate upon expiration of our existing hepatitis B patents. Our existing United States hepatitis B patents will expire in 2004. Our European hepatitis B patents will expire at the end of 1999, except in those countries in which we have or are able to obtain supplemental protection certificates. To date, we have received supplemental protection certificates in France, Ireland, Italy, Luxembourg, The Netherlands, Sweden and Switzerland, and we have a number of additional applications pending. The additional coverage afforded by supplemental protection certificates ranges from two to six years. We cannot assure you as to the extent of coverage available under the supplemental protection certificates, or that protection will be available in additional countries.

There has been, and we expect that there may continue to be, significant litigation in the industry regarding patents and other intellectual property rights. Such litigation could create uncertainty and consume substantial resources.

Foreign Exchange Rates

We have operations in several European countries in connection with the sale of our product AVONEX(R). We also receive royalty revenues based on worldwide product sales by our licensees. As a result, our financial position, results of operations and cash flows can be affected by fluctuations in foreign currency exchange rates, primarily the British pound, Eurodollar and Japanese yen. We use foreign currency forward contracts to manage specifically identifiable foreign currency risk but do not engage in currency speculation. We use these forward contracts to hedge certain transactions denominated in foreign currencies.

Volatility of Stock Price

The stock prices of biotechnology companies such as ours are subject to significant fluctuations. Our stock price may be affected by a number of factors including, but not limited to clinical trial results and other product development events, the financial impact of changes in the value of our investments, the outcome of litigation, the decisions relating to intellectual property rights and the entrance of competitive products into the market, changes in reimbursement policies or other practices related to the pharmaceutical industry or other industry and market changes or trends. In addition, if our revenues or earnings in any quarter fail to meet the investment community's expectations, there could be an immediate adverse impact on our stock price.

Product Liability

Products or processes that are or may be developed, licensed, manufactured or sold by us may expose us to potential liability from claims by end-users of such products or of products manufactured using such processes, or by those selling such products, either directly or as a component of other products. We also have potential liability under indemnification arrangements relating to our clinical trial programs. We have obtained limited product liability insurance coverage. We cannot assure you that we will be able to maintain such coverage or obtain additional coverage on acceptable terms, if at all, or that such insurance coverage will be adequate to protect us against all claims.

Attraction and Retention of Key Personnel

Although we believe that we have been successful in attracting skilled and experienced management and scientific personnel, competition for such personnel is intense and we cannot assure you that we will be able to continue to attract and retain personnel of high caliber. The loss of key management or scientific personnel might have an adverse impact on us. In general, we have not entered into noncompetition agreements with our employees, and such employees therefore would be able to leave and compete with us.

Anti-Takeover  Effects  of  Certain  Special   Provisions  of  our  Articles  of
Organization and By-Laws, Preferred Stock and Shareholder Rights Plan

Certain provisions of our Articles of Organization and By-Laws may have the effect (alone, or in conjunction with the authorized but unissued common stock and preferred stock and our shareholder rights plan) of precluding or rendering more difficult the acquisition of control of our company by means of a tender offer, open market purchases, proxy fight or otherwise, of being adverse to shareholders who desire to participate in a tender offer and of depriving shareholders of possible opportunities to sell their shares at higher prices. The Board of Directors is empowered under our Articles of Organization and without further shareholder action to divide any or all shares of the authorized preferred stock into series and to fix and determine the relative rights and preferences of the shares of any series so established. The issuance of preferred stock by the Board of Directors could adversely affect the rights of holders of shares of our common stock. In addition, we have adopted a shareholder rights plan. The shareholder rights plan may render more difficult or tend to discourage a merger, tender offer or proxy contest, the assumption of control by a holder of a large block of our securities or the removal of incumbent management.

Year 2000 Issues

Year 2000 is the problem resulting from the use of a two-digit date field to identify the year in computer software. Consequently, computer programs may not accurately reflect the appropriate date, confusing "00" as the year 1900 rather than the year 2000. Year 2000 is a pervasive problem affecting many information technology systems and embedded technologies (e.g. microprocessors in communications systems) in all companies, in all industries. Failure by us or failure by third parties upon which we rely to effectively address Year 2000 issues could have a material adverse impact on our financial position or results of operations.

We have developed a plan to address the Year 2000 issues. The plan is segregated into four phases:


1. Information Collection - Identify all Year 2000 risk areas and assign accountability.

2. Assess Risk - Assign each item a category of risk Commercial Risk - Has a significant impact on sale, delivery and support of AVONEX(R) or significant impact on royalty revenues. Operational Risk - Has a significant impact on productivity but does not materially impact our results of operations. Convenience Risk - Has a minor impact on productivity.

3. Remediate - Fix or replace, test and implement changes required for Year 2000 compliance.

4. Contingency Plan - Define procedures to be implemented should a disruption due to Year 2000 occur.

We have completed the first two phases of the project and have completed the testing and upgrading of all individual software applications that fall within the Commercial Risk category. All of our major software applications are purchased from major software vendors and we perform only minor customizations to those applications. Our major software providers have attested to Year 2000 compliance. We have reviewed our operations equipment for embedded technologies which may be Year 2000 susceptible and do not believe necessary modifications to be material.

We are communicating with our significant vendors and customers to determine the progress that those vendors and customers are making in remediating their own
Year 2000 issues. We are requiring that significant vendors and customers certify those products and services to be Year 2000 compliant.

To date, Year 2000 costs have been minimal and we believe that future costs will be immaterial. We expect the remainder of the Year 2000 compliance program to be substantially complete by July 1999.

The most reasonably likely worst case scenario, if significant Year 2000 issues arise, is that we would be hampered in our efforts to produce, package, and deliver AVONEX(R), our only revenue generating product, and that third parties from whom we receive royalty revenue would encounter similar difficulties in their efforts to produce and sell products which generate royalty revenue for us. To mitigate the risks of such events, we are developing contingency plans, which include maintaining a sufficient level of inventory of AVONEX(R) in both bulk and packaged format, developing secondary sources of packaging and delivery, providing for manual backup processes, and working with third parties on Year 2000 certification. To the extent that Year 2000 certification is unsatisfactory, contingency plans will be developed or modified accordingly. In the event that significant vendors do not achieve Year 2000 compliance in a timely manner, and we are unable to replace them, our operations could be materially adversely affected.


                                 USE OF PROCEEDS

The amount of the proceeds we receive upon exercise of the options will depend upon the exercise price of the options and the extent to which they are exercised. We intend to use the net proceeds from the sale of the common stock underlying the options for general corporate purposes.

                              PLAN OF DISTRIBUTION

This Prospectus relates to up to 417,500 shares of common stock of Biogen (the "Registered Stock") which may be offered and sold to an individual option holder (the "Current Holder") pursuant to options (the "Options") transferred to her by an officer of Biogen (the "Plan Participant"). The Options were issued to the Plan Participant pursuant to the Biogen, Inc. 1985 Non-Qualified Stock Option Plan (the "Plan"). Having been transferred to the Current Holder, the Options are still governed by and subject to the terms and limitations of the Plan and the grant to the Plan Participant, and the Current Holder is entitled to the same rights as the Plan Participant under the Plan, as if no transfer had taken place. Accordingly, the rights of the Current Holder are subject to the terms and limitations of the original grant to the Plan Participant, including provisions relating to expiration date, exercisability, exercise price and forfeiture.

Introduction

The purpose of the Plan is to encourage ownership of Biogen by certain employees and directors of Biogen and its affiliates and to provide an additional incentive to them to promote the success of Biogen and its affiliates. Under the Plan, employees and directors of Biogen and its affiliates are provided the opportunity to purchase shares of Biogen common stock through the exercise of non-qualified stock options.

Each option is set forth in an option agreement executed by both the Company and the Plan Participant. Of the shares offered hereby, 117,500 underlie options which expire on December 10, 2002, and 300,000 underlie options which expire on September 22, 2005.

The Plan is not subject to the provisions of the Employee Retirement Income Security Act of 1974 ("ERISA"), and options issued pursuant to the Plan are not incentive stock options under Section 422 of the Internal Revenue Code of 1986, as amended.

Administration

The Plan is administered by the Stock and Option Plan Administration Committee (the "Committee") pursuant to authority delegated by the Board of Directors of Biogen (the "Board"). The Committee presently consists of Roger H. Morley and Harold W. Buirkle, both of whom have been non-employee directors of Biogen since 1987 and 1986, respectively. The Committee members, who must be directors of Biogen, are selected by the Board and serve indefinitely at the pleasure of the Board until their successors are appointed and qualified. Any vacancy occurring in the membership of the Committee is filled by appointment by the Board.

The Committee is authorized to interpret the provisions of the Plan and of the options granted thereunder and to make all rules and determinations necessary or advisable for the administration of the Plan. Subject to the provisions of the Plan, options may be granted upon such terms and conditions as the Committee may prescribe.

The Plan is intended to comply in all respects with Rule 16b-3 or its successors promulgated under the Securities Exchange Act of 1934 (the "Exchange Act") with respect to participants who are subject to Section 16 of the Exchange Act, and any provision in the Plan with respect to such persons contrary to Rule 16b-3 shall be deemed null and void to the extent permissible by law and deemed appropriate by the Committee.

Exercise of Options by the Current Holder

In order to exercise the Options, the Current Holder must (i) notify Biogen of such exercise in writing, (ii) make such warranties as may be required by any applicable securities law of any applicable jurisdiction, and (iii) pay the exercise price of shares purchased in full in cash, shares or in such other form as may be permitted by the Committee. In no event shall Biogen be obligated to issue any shares upon the exercise of any of the Options if prohibited by applicable law or regulation.

Tax Withholding

Upon the exercise of the Options by the Current Holder, any federal, state, or local income taxes, employment taxes, Federal Insurance Contributions Act ("FICA") withholdings or other amounts required by applicable law or governmental regulation to be withheld in connection with the exercise of an option are the obligation of the Plan Participant. Either the Current Holder or the Plan Participant must advance in cash to Biogen the amount of such withholdings unless a different withholding arrangement, including the use of shares of Biogen common stock, is authorized by the Committee (and permitted by law). If the fair market value of the shares withheld is less than the amount of payroll withholdings required, the Current Holder or Plan Participant may be required to advance the difference in cash to the Company.

Effect of Termination of Employment of Plan Participant

Because the Options are still governed by the terms of the Plan and the terms of their grant to the Plan Participant, the exercisability of the Options is still affected by the Plan Participant's employment status with Biogen. The Current Holder may only exercise the Options while the Plan Participant is employed by or is a director of Biogen or within three months after he ceases to be an employee or a director (but in no event later than the expiration of the option), to the extent the Options are exercisable at the time of termination, unless such termination is for cause, disability or death. If the Plan Participant is terminated for cause or is removed from the Board for cause, the Options shall terminate upon such termination or removal. The determination of the Committee as to the existence of cause shall be conclusive. If, due to disability (as determined by the Committee), the Plan Participant ceases to be an employee or a director of Biogen, the Current Holder may exercise the Options at any time within one year after such termination due to disability (but in no event later than the expiration of the Options).

If the Plan Participant dies while employed by or a director of Biogen, the Current Holder may exercise the Options for one-year after the date of death (but in no event later than the expiration of the Options).

Transferability

The Current Holder may not transfer the Options other than (i) by will or by the laws of descent and distribution or (ii) pursuant to a qualified domestic relations order as interpreted under Rule 16b-3(a)(2) under the Exchange Act. Under the terms of the Plan, any attempted transfer, assignment, pledge, or other disposition of any option or of any rights granted thereunder contrary to the Plan's provisions or the levy of any attachment or similar process upon an option or such rights is prohibited.

Amendment and Termination

The Plan will continue in existence until December 31, 2002 unless the Committee decides to reduce or, subject to shareholder approval, extend the duration of the Plan. The Plan may be amended by the Committee or the Board of Directors provided, however, that if the scope of any amendment is such as to require shareholder approval in order to comply with Rule 16b-3 under the Exchange Act such amendment shall require approval by the shareholders. Any option holder who is adversely affected by any such change must consent to the change in writing.

Adjustment

In the event that the Common Stock of the Company is changed into or exchanged for a different number or kind of shares or other securities of the Company or of another corporation by reason of any reorganization, merger, consolidation, recapitalization, reclassification, stock split, stock dividend, or the like, appropriate adjustment will be made to the number and kind of shares reserved for issuance under the Plan and in the option price and the number and kind of shares subject to outstanding options so that each option holder, including the Current Holder, shall be in a position equivalent to the position the option holder would have been in had the option holder exercised the options immediately prior to the applicable event.

The options granted under the Plan terminate upon the dissolution or liquidation of the Company (other than in connection with a transaction to which the preceding paragraph applies). The option holder has the right, immediately prior to any such dissolution or liquidation, to exercise the option to the extent the right to purchase shares has accrued as of the date immediately prior to such dissolution or liquidation.


                         FEDERAL INCOME TAX CONSEQUENCES

Prior to exercising the Options and selling the shares of common stock obtained upon exercise, the Current Holder should consult with her personal tax advisors concerning the possible tax consequences.

Income Tax Consequences for the Plan Participant of Exercise of Options

When the Current Holder exercises Options, the Plan Participant will recognize ordinary compensation income in an amount equal to the excess of the fair market value of the shares purchased (which will not necessarily be equal to the price at which such shares are sold, even if sold on the same day as exercised) over the exercise price at the time the Current Holder exercises the Options. (Special rules may apply to the Plan Participant while he is subject to potential liability under Section 16(b) of the Exchange Act, which may defer the recognition of compensation income.) Moreover, such income will be subject to payment and withholding of income and FICA taxes. Subject to certain limitations, the Company will generally be entitled to claim a Federal income tax deduction at such time and in the same amount that the Plan Participant realizes ordinary income. If the Current Holder exercises Options after the death of the Plan Participant, current Treasury Regulations provide that any such ordinary income will be recognized by the estate or beneficiary of the Plan Participant. It is anticipated, however, that the Internal Revenue Service will soon clarify whether such ordinary income could instead be taxed to the Current Holder.

Income Tax Consequences for the Current Holder of Exercise of Options

As described in the preceding paragraph, the Plan Participant and not the Current Holder will recognize ordinary compensation income at the time the Current Holder exercises Options if the Plan Participant is alive at the date the Options are exercised. If the Current Holder exercises Options after the death of the Plan Participant, current Treasury Regulations provide that any such ordinary income will be recognized by the estate or beneficiary of the Plan Participant. It is anticipated, however, that the Internal Revenue Service will soon clarify whether such ordinary income could instead be taxed to the Current Holder. If the Current Holder chooses to exercise Options in whole or in part by delivery of Biogen common stock already owned by the Current Holder, she should consult with her tax advisors concerning the tax consequences of such a transaction.

Income Tax Consequences on Subsequent Sales of Stock

When the Current Holder sells or exchanges shares acquired upon the exercise of Options, the difference between the sales price and the Current Holder's tax basis for the shares will generally be taxable as long-term or short-term capital gain or loss (if the stock is a capital asset of the taxpayer) depending upon whether the stock has been held for more than one year after the exercise date. If the Current Holder exercises Options for cash while the Plan Participant is alive, the tax basis for the shares in the hands of the Current Holder would be the exercise price for the Options plus the amount of the income recognized by the Plan Participant at the time of exercise. If the Current Holder exercises the Options for cash after the Plan Participant's death, the tax basis for the shares would be the exercise price for the Options plus the amount of income recognized upon exercise by the Current Holder. Different basis rules will apply if the Current Holder delivers Biogen common stock in payment of all or a portion of the exercise price of the Options.

                                  LEGAL MATTERS

The validity of the issuance of the shares of common stock registered pursuant to this Prospectus has been passed upon for the Company by Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. ("Mintz Levin") of Boston, Massachusetts.
Members of Mintz Levin and certain members of their families and trusts for their benefit own an aggregate of approximately 2,150 shares of Biogen common stock. A former Member of Mintz Levin who is currently of counsel to the firm owns 500 shares of Biogen common stock.

                                     EXPERTS

The financial statements incorporated in this Prospectus by reference from Biogen's Annual Report on Form 10-K for the year ended December 31, 1997 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in accounting and auditing.

                       WHERE YOU CAN FIND MORE INFORMATION

We are a public company and file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any document we file at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. You can request copies of these documents by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference room. Our SEC filings are also available to the public at the SEC's web site at "http://www.sec.gov." In addition, you can read and copy our SEC filings at the office of the National Association of Securities Dealers, Inc. at 1735 K Street, Washington, DC 20006.

This prospectus is only part of a Registration Statement on Form S-3 that we have filed with the SEC under the Securities Act and therefore omits certain information contained in the Registration Statement. We have also filed exhibits and schedules with the Registration Statement that are excluded from this prospectus, and you should refer to the applicable exhibit or schedule for a complete description of any statement referring to any contract or other document. You may:

- inspect a copy of the Registration Statement, including the exhibits and schedules, without charge at the public reference room or
-    obtain a copy from the SEC upon payment of the fees prescribed by the SEC.


                     INCORPORATION OF DOCUMENTS BY REFERENCE

The SEC allows us to "incorporate by reference" information we file with it in other documents, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus and information we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act. The documents we are incorporating by reference are:

-    Annual Report on Form 10-K for the fiscal year ended December 31, 1997;
-    Definitive Proxy Statement filed on April 29, 1998;
- Quarterly Reports on Form 10-Q, for the quarters ended March 31, 1998, June 30, 1998 and September 30, 1998;
- Reports on Form 8-K, filed on March 16, 1998, April 8, 1998, May 7, 1998 and December 23, 1998; - The description of the common stock contained in our Registration Statement on Form 8-B filed under the Exchange Act, including any amendment or report filed for the purpose of updating such description.

We will provide any person to whom a copy of this Prospectus is delivered a copy of any of these filings at no cost, if such person requests such filings by writing or telephoning our Chief Financial Officer at the following address and number:

                      Biogen, Inc.
                      14 Cambridge Center
                      Cambridge, Massachusetts   02142
                      (617) 679-2000

============================================================   =================

  You should rely only on the  information  contained  in        417,500 shares
shares this  prospectus.  We have not  authorized  anyone to provide you with  information  different from that contained
in this prospectus.  This prospectus is not an offer to sell      Biogen, Inc.
or a Biogen, Inc.  solicitation of an offer to buy shares of our common stock in any jurisdictions  where offers and sale
are  not  permitted.   The  information  contained  in  this      Common Stock
prospectus is accurate only Common Stock as of February __ ,     ($.01 par value
1999.  You should  not assume  that this ($.01 par value per        per share)
share) prospectus is accurate as of any other date.

                                                                  -------------

                                                                    PROSPECTUS
                                                                  -------------
                      TABLE OF CONTENTS


                                                        Page
Business...........................................        2
Risk Factors.......................................        3
Use of Proceeds....................................        8
Plan of Distribution...............................        9
Federal Income Tax Consequences....................       11
Legal Matters......................................       12
Experts............................................       12
Where You Can Find More Information................       13
Incorporation of Documents by Reference............       13



                                                                    _____, 1999




=============================================================    ===============

                 PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

     Item 14.  Other Expenses of Issuance and Distribution

              The following table sets forth Biogen's estimates of the expenses in connection with the issuance and distribution of the shares of common stock being registered.

            Item                                                       Amount
            ----                                                       ------
            Legal fees and expenses...........................          7,500
            Accounting fees and expenses......................          2,667
            Miscellaneous fees and expenses...................              0
            Total.............................................        $10,167


     Item 15.  Indemnification of Directors and Officers.

     Massachusetts General Laws, Chapter 156B, Section 67, empowers a Massachusetts corporation to indemnify any person in connection with any action, suit or proceeding brought or threatened by reason of the fact that such person is or was a director, officer, employee or agent of the corporation or was serving as such with respect to another corporation or other entity at the request of such corporation, unless such person shall have been adjudicated in any proceeding not to have acted in good faith in the reasonable belief that such action was in the best interests of the corporation. Biogen's Articles of Organization, as amended, contains provisions that require the Company to indemnify its directors and officers to the fullest extent permitted by Massachusetts law.

     Item 16.  Exhibits and Financial Statement Schedules

     (a)  Exhibits.

               4.1 Form of Common Stock Share Certificate (Filed as Exhibit 4.1 to Registration Statement on Form S-3, File No. 33-51639, and incorporated herein by reference).

               4.2 Articles of Organization, as amended (Filed as Exhibit 3.1 to Annual Report on Form 10-K for the fiscal year ended December 31, 1996, File No. 0-12042, and incorporated herein by reference).

               4.3 By-Laws, as amended (Filed as Exhibit 3.2 to Annual Report on Form 10-K for the year ended December 31, 1992, File No. 0-12042, and incorporated herein by reference).

               4.4 Rights Agreement, dated as of May 8, 1989, between the Registrant and First National Bank of Boston as the Rights Agent, including Certificate of Designation of Series A Junior Participating Preferred Stock (Filed as Exhibit 1 to Registration Statement on Form 8-A, File No. 0-12042, filed May 26, 1989, and incorporated herein by reference).

               5.1 Opinion of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. as to the legality of the shares being registered.

               23.1 Consent of PricewaterhouseCoopers LLP.

               23.2 Consent of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. (included in opinion of counsel filed as Exhibit 5.1).

               24.1 Power of Attorney (included on signature page of this Registration Statement).


       Item 17.  Undertakings

            (a)  The undersigned Registrant hereby undertakes:

               (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or any decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the Registration Statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act that are incorporated by reference in the Registration Statement.

               (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

               (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

               (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

               (c) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to
          Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

              Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Cambridge, Massachusetts on the 1st day of February, 1999.

                                   BIOGEN, INC.

                                   By: s/ James L. Vincent
                                       James L. Vincent
                                       Chairman of the Board and Chief Executive
                                       Officer


                                POWER OF ATTORNEY

              The registrant and each person whose signature appears below constitutes and appoints Timothy M. Kish and Michael J. Astrue, and each of them singly, his, her or its true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him, her or it and in his, her or its name, place and stead, in any and all capacities, to sign and file (i) any and all amendments (including post-effective amendments) to this Registration Statement, with all exhibits thereto, and other documents in connection therewith, and (ii) any registration statement, and any and all amendments thereto, relating to the offering covered hereby filed pursuant to Rule 462(b) under the Securities Act of 1933, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he, she, or it might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

              Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons and in the capacities and on the dates indicated.

Signature                     Title                            Date

s/ Jame sL. Vincent           Chairman of the Board            February 1, 1999
James L. Vincent              and Chief Executive Officer
                              (principal executive officer)

s/ Timothy M. Kish            Vice President-Finance and       February 1, 1999
Timothy M. Kish               Chief Financial Officer
                              (principal financial and
                              accounting officer)

s/ Alexander G. Bearn         Director                         February 1, 1999
Alexander G. Bearn

s/ Alan Belzer                Director                         February 1, 1999
Alan Belzer

s/ Harold W. Buirkle          Director                         February 1, 1999
Harold W. Buirkle

s/ Mary L. Good               Director                         February 1, 1999
Mary L. Good

s/ Thomas F. Keller           Director                         February 1, 1999
Thomas F. Keller

s/ Roger H. Morley            Director                         February 1, 1999
Roger H. Morley

s/ Kenneth Murray             Director                         February 1, 1999
Kenneth Murray

s/ Phillip A. Sharp           Director                         February 1, 1999
Philip A. Sharp

s/ Alan K. Simpson            Director                         February 1, 1999
Alan K. Simpson

s/ James W. Stevens           Director                         February 1, 1999
James W. Stevens

                                  EXHIBIT INDEX


     Exhibit
     Number                                      Exhibit

          4.1 Form of Common Stock Share Certificate (Filed as Exhibit 4.1 to Registration Statement on Form S-3, File No. 33-51639, and incorporated herein by reference).

          4.2 Articles of Organization, as amended (Filed as Exhibit 3.1 to Annual Report on Form 10-K for the fiscal year ended December 31, 1996, File No. 0-12042, and incorporated herein by reference).

          4.3 By-Laws, as amended (Filed as Exhibit 3.2 to Annual Report on Form 10-K for the year ended December 31, 1992, File No. 0-12042, and incorporated herein by reference).

          4.4 Rights Agreement, dated as of May 8, 1989, between the Registrant and First National Bank of Boston as the Rights Agent, including Certificate of Designation of Series A Junior Participating Preferred Stock (Filed as Exhibit 1 to Registration Statement on Form 8-A, File No. 0-12042, filed May 26, 1989, and incorporated herein by reference).

          5.1 Opinion of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. as to the legality of the shares being registered.

         23.1  Consent of PricewaterhouseCoopers LLP

         23.2 Consent of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. (included in opinion of counsel filed as Exhibit 5.1)

         24.1  Power  of  Attorney   (included   on   signature   page  of  this
               Registration Statement)